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EXHIBIT 10.14


                         REVISED LETTER OF UNDERSTANDING
                    OBJECT INNOVATION, INC. AND GATEFOR, INC.
                                 AUGUST 11, 2004

In consideration of the reassignment of the Distribution Agreement from PPOL, Inc. to GateFor, Inc., and in consideration of the requested change to the terms of our current Distribution Agreement with PPOL, Inc. after it is reassigned to GateFor, Inc., the parties agree to the following:

         1. Based upon a $16,000 price of Bridgegate to GateFor, Object Innovation will receive $5,500 (34%) and the received amount will be adjusted as appropriate should Gatefor raise the sale amount.
         2. Enterprise Bridgegate sales will be based on an estimated sales amount of $180,000 and Object Innovation will receive 555,000 (30.5%), and the received amount will be adjusted as appropriate should GateFor raise the sale amount.
         3. Object Innovation will receive the sum of $180,000 from GateFor to cover various localization work performed by Object Innovation in preparing BridgeGate for the Japanese market, and to purchase co-ownership IP rights to the Japanese-specific Bridgegate 3.OJ resource files. The money will by paid by GateFor to Object Innovation according to the following schedule and at the time of each milestone as follows:
                  a. $60,000 when Object Innovation delivers to GateFor the US beta version of Bridgegate 3.0. This is the first milestone.
                  b. $60,000 one week (evaluation) after Object Innovation delivers to GateFor the initial beta version of Bridgegate 3.OJ (Japanese version). This is the second milestone.
                  c. $60,000 two weeks (evaluation) after Object Innovation delivers to GateFor the final beta version of Bridgegate 3.OJ (Japanese version). This is the third milestone.
         4. Commencing on the first month immediately following the completion of the third milestone (as mentioned in 3.c. above), Object Innovation will receive the stun of $9,000 per month from GateFor, payable on the 5th of each month, until April 2005, at which time the amount will increase to $15,000 each month until GateFor goes public. Both parties agree to revise the $15,000 amount in the event that GateFor cannot reasonably support this amount.
         5. Object Innovation will be granted stock warrants in GateFor equal to 5% of GateFor's currently issued equity.
         6. The existing Distributor Agreement will be revised to reflect NET payments as follows: all GateFor sales will be closed and tallied at the end of each calendar month; payment for these sales will be made to Object Innovation on the 5th of the second month following the month in which the sales were closed and tallied.

Object Innovation, Inc.                              GateFor, Inc.

/s/ John Grow                                        /s/ Hiroaki Sato
John Grow, CEO                                       Hiroaki Sato, COO